Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-81067) and Form S-8 (No. 2-78324, No. 33-69224, No. 33-83400, No. 333-09271, No. 333-64043, No. 333-84237, No. 333-47794, No. 333-66138, No. 333-108842, No. 333-126702, No. 333-137896, No. 333-152248, No. 333-157947, No. 333-162449, No. 333-166382 and No. 333-169247) of Standard Microsystems Corporation of our report dated February 7, 2011, relating to the consolidated balance sheets of Symwave, Inc., and subsidiary as of September 30, 2010 (unaudited) and December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the periods then ended.

/s/ Hutchinson and Bloodgood LLP

San Diego, California

April 22, 2011